EXHIBIT 10

AMENDMENT NO. 1 to the
FIRST AMENDED AND RESTATED
ASHLAND INC.
DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS (2005)
(Effective generally as of January 1, 2005)

Whereas, the Ashland Inc. Deferred Compensation Plan for Non-Employee Directors (2005) (hereinafter the “Plan”) was approved by the Board of Directors of Ashland Inc. on November 4, 2004 to be effective January 1, 2005;

Whereas, the Plan as approved and effective reserved the right to amend it;

Whereas, the right to amend the Plan was exercised on November 15, 2007 as identified hereinafter;

Now, Therefore, effective January 1, 2008, the Plan is amended as follows:

1.           Article III, Section 3(c) of the Plan is amended in its entirety as follows:

(c)           Investment Alternatives - Existing Balances.  Subject to the following, a Participant may elect to change an existing selection as to the investment alternatives in effect with respect to existing deferred Fees and other amounts credited to the Participant’s Deferral Account (in increments prescribed by the Committee or the Company) as often, and with such restrictions, as determined by the Committee or by the Company.  Effective January 1, 2008, the following rules shall apply to investments of Stock Units and Restricted Stock Units in the Common Stock Fund:

1.  Former Directors – Participants who are former Directors on January 1, 2008 shall continue to be eligible to elect to transfer amounts they may have invested in the Common Stock Fund among the other investment alternatives available under the Plan.

2.  All other Participants –

(i)  Scope.  The provisions of this Article III, Section 3(c)(2) shall apply to all Participants not described in (c)(1) immediately above.

(ii)  Stock Units that Remain Transferable.  Stock Units credited to a Participant’s Stock Account on December 31, 2007 and dividends credited thereto after that date as additional Stock Units pursuant to Article III, Section 1(b) of the Plan can, at the election of the Participant, be transferred to the other investment alternatives available under the Plan.  The first grant of Restricted Stock Units and dividends paid thereon and credited as additional Restricted Stock Units under Article III, Section 1(c) shall, when they vest, be treated the same as Stock Units in a Participant’s Stock Account on December 31, 2007.

(iii)  Stock Units that Are Not Transferable.  Except as otherwise provided in (i) and (ii) immediately above, Stock Units allocated to a Participant’s Stock Account after December 31, 2007 cannot be transferred to another investment alternative under the Plan.

(iv)  Special Rule for Certain Restricted Stock Units.  Restricted Stock Units that are granted after December 31, 2007 may be transferred to an investment alternative available under the Plan other than Stock Units upon becoming vested, provided that the Participant whose Stock Account received the grant elects to make such a transfer before such Restricted Stock Units vest at such time and under such rules as the Committee or the Company may prescribe.  If a Participant fails to make such an election, then the vested Restricted Stock Units (which become Stock Units upon vesting) and dividends credited with respect to such Units shall be subject to the restrictions on investment transfer described in (iii) immediately above.

2.           Article III, Section 4(b) of the Plan is amended by adding the following at the end of such Section:

Notwithstanding anything in the foregoing to the contrary, all of a Participant’s Stock Units that are subject to the restrictions on investment transfer described in Article III, Section 3(c)(2)(iii) shall be distributed to the Participant or the Participant’s Beneficiary in whole shares of Common Stock, with any remainder distributed in cash.  The amounts so distributed shall be paid first under the timing of distributions that applies to the benefit being distributed.